Exhibit 95

MINE SAFETY DISCLOSURE

We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 72 and 63 inspections at 40 and 37 of our mines during the years ended December 31, 2019 and 2018, respectively. There were no reportable citations during the years ended December 31, 2019 and 2 reportable citations or orders following 2 of those inspections during the years ended December 31, 2018.

During the years ended December 31, 2019 and 2018, specifically with respect to our mines:

•	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.
•	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.
•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act
•	MSHA did not issue any imminent danger order requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
•	We did not experience any mining-related fatalities.
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We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

•	There were no pending legal actions that are contests of citations and orders referenced in Subpart B of 29 CFR Part 2700, contests of proposed penalties referenced in Subpart C of 29 CFR 2700, complaints for compensation referenced in Subpart D of 29 CFR 2700, complaints of discharge, discrimination or interference in Subpart E of 29 CFR2700, and appeals of judges decisions or orders to the MSHA referenced in Subpart F of 29 CFR 2700 before the Federal Mine Safety and Health Review Commission. There were no such legal actions instituted or resolved during the year ended December 31, 2019. One of the citations issued during the year ended December 31, 2018 were the subject of a formal appeal before the Federal Mine Safety and Health Review Commission which resulted in changing the citations from Significant and Substantial to Non-Significant and Substantial.
•	Proposed assessments from the MSHA during the years ended December 31, 2019 and 2018 were less than five thousand dollars.